EXHIBIT 10.5

HAL as Service Provider

TRANSITION SERVICES AGREEMENT

BETWEEN

HALLIBURTON ENERGY SERVICES, INC.

and

KBR, INC.

Dated November 20, 2006

i

Exhibits:

Exhibit A:	Form of Software License

Schedules

Tier 1 Services		Tier 2 Services
Schedule 1:	Communications	Schedule 11:	Information Technology (RCTS)
Schedule 2:	Real Estate Services	Schedule 12:	Human Resources
Schedule 3:	Information Technology	Schedule 13:	Internal Audit Services
Schedule 4:	Accounting	Schedule 14	Information Technology
Schedule 5:	Legal	Schedule 15:	Tax Accounting
Schedule 6:	Government Services	Schedule 16:	Tax (Talisman)
Schedule 7: Schedule 8: Schedule 9: Schedule 10:	Risk Management Legal Software International Consulting	Schedule 17:	SAP and Other Software Developed by Halliburton and Used by KBR
		Schedule 18:	Legal Software
		Schedule 19:	Legal
		Schedule 20:	1993 Stock Plan Services
		Schedule 21:	Tax
		Schedule 22:	Travel
		Schedule 23:	International
		Schedule 24:	Investment Fund Trust
		Schedule 25:	Risk Management

ii

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (the “Agreement”) is entered into as of the 20th day of November, 2006 by and between Halliburton Energy Services, Inc., a Delaware corporation (“HESI”), and KBR, Inc., a Delaware corporation (“KBR”).

WHEREAS, the Board of Directors of Halliburton Company (“Halliburton”) has determined that it is in the best interests of Halliburton and its stockholders to make an initial public offering (“IPO”) of shares of KBR common stock, par value $0.001 per share;

WHEREAS, in order to effectuate the foregoing, Halliburton and KBR have entered into a Master Separation Agreement, dated as of the date hereof (the “Separation Agreement”), which provides, among other things, subject to the terms and conditions thereof, for the Separation, the IPO, and the execution and delivery of certain other agreements, including this Agreement, in order to facilitate and provide for the foregoing; and

WHEREAS, in order to ensure an orderly transition under the Separation Agreement it will be necessary for Halliburton, through its subsidiary HESI and other members of the Halliburton Group, to provide to KBR certain services described herein for a transitional period.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions. Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in this Article I or in the Separation Agreement (as defined above):

“Additional Services” has the meaning given such term in Section 2.3.

“Agreement” has the meaning given such term in the Preamble.

“Distribution” means a tax-free distribution under Section 355 of the Internal Revenue Code of 1986, as amended, or any corresponding provision of any successor statute of all or any portion of the KBR Common Stock beneficially owned by Halliburton to Halliburton stockholders by way of a dividend, exchange or otherwise.

“Extension Period” has the meaning given such term in Section 2.3.

“Fee Memorandum” has the meaning given such term in Section 4.1.

“Force Majeure Event” has the meaning set forth in Section 10.1.

“Halliburton” has the meaning given such term in the Preamble.

“HESI” has the meaning given such term in the Preamble.

“Initial Services” has the meaning given such term in Section 2.1.

“Invoice” has the meaning given such term in Section 4.1.

“KBR” has the meaning given such term in the Preamble.

“reasonable best efforts” means a party’s best efforts consistent with reasonable commercial practice and without the incurrence of unreasonable expense or hardship, or the requirement to engage in litigation.

“Separation Agreement” has the meaning given such term in the Recitals.

“Service Coordinator” has the meaning given such term in Section 2.2.

“Services” has the meaning given such term in Section 2.1.

“Tax” has the meaning given such term in Section 4.4.

“Tier 1 Deadline” has the meaning given such term in Article V.

“Tier 1 Services” are those Services listed on Schedules 1 - 10, together with such Additional Services as the parties may agree pursuant to Section 2.3 hereof and designate as Tier 1 Services.

“Tier 2 Services” are those Services listed on Schedules 11 - 25, together with such Additional Services as the parties may agree pursuant to Section 2.3 hereof and designate as Tier 2 Services.

ARTICLE II

SERVICES

SECTION 2.1 Services.

(a) Subject to the terms and conditions of this Agreement, HESI, acting through its and/or its Affiliates and their respective employees, agents, contractors or independent third parties, agrees to provide or cause to be provided to the KBR Group the services set forth in Schedules 1-25 hereto (the “Initial Services”, which together with any Additional Services provided pursuant to Section 2.3 are collectively referred to herein as the “Services”).

(b) At all times during the performance of the Services, all Persons performing such Services (including agents, temporary employees, independent third parties and consultants) shall be construed as being independent from the KBR Group and such Persons shall not be considered or deemed to be an employee of any member of the KBR Group nor entitled to any employee benefits of KBR as a result of this

Agreement. KBR acknowledges and agrees that, except as may be expressly set forth herein as a Service (including such agreed Additional Services to be provided pursuant to Section 2.3 below) or otherwise expressly set forth in the Separation Agreement, an Ancillary Agreement or other binding definitive agreement, no member of the Halliburton Group shall be obligated to provide, or cause to be provided, any service or goods to any member of the KBR Group.

(c) HESI and members of the Halliburton Group shall not be required to perform Services hereunder that conflict with or violate any applicable law, contract, license, authorization, certification or permit. HESI will use reasonable best efforts to secure all necessary consents and/or approvals of vendors, lessors and licensors relating to the Services.

SECTION 2.2 Service Coordinators. Each party will nominate in writing a representative to act as the primary contact with respect to the provision of the Services and the resolution of disputes under this Agreement (each such person, a “Service Coordinator”). The initial Service Coordinators shall be the Chief Accounting Officers (or their designated delegates) for each of Halliburton and KBR. Unless HESI and KBR otherwise agree in writing, HESI and KBR agree that all notices and communications relating to this Agreement other than those day to day communications and billings relating to the actual provision of the Services shall be directed to the Service Coordinators in accordance with Section 11.2 hereof. The Service Coordinators shall meet as expeditiously as possible to resolve any dispute hereunder; any dispute that is not resolved by the Service Coordinators within forty-five (45) days shall be resolved in accordance with the dispute resolution and arbitration procedures set forth in Article VII of the Separation Agreement.

SECTION 2.3 Additional Services.

(a) From the date hereof until ninety (90) days following the IPO Closing Date (the “Extension Period”), from time to time KBR may request additional Services from HESI by providing written notice. The cost of such additional Services shall be determined in accordance with the general principles described in Section 3.1(a). Upon the mutual written agreement as to the nature, cost, duration and scope of such additional Services, HESI and KBR shall supplement in writing the Schedules hereto to include such additional Services (such agreed services, the “Additional Services”).

(b) HESI shall be obligated to provide to KBR and the members of the KBR Group any Additional Service inadvertently or unintentionally omitted from the list of Initial Services that was provided by the Halliburton Group to the KBR Group immediately prior to the IPO Closing Date or was included in the 2006 budget of Halliburton—KBR intercompany services. HESI, in its sole discretion, may decline to provide any Additional Service requested by KBR which does not meet the criteria of the preceding sentence.

SECTION 2.4 Third Party Services. HESI shall have the right to hire third party subcontractors to provide all or part of any Services hereunder so long as such subcontracting is consistent with past practices and the practice applied by Halliburton generally from time to time within its own organization. If subcontracting for a Service is not consistent with past practices and the practice applied by Halliburton generally from time to time within its own organization, then HESI shall give notice of its intent to subcontract such Service to KBR and KBR shall have sixty (60) days to determine, in its sole discretion, whether to permit such subcontracting or whether to cancel such Service in accordance with Article VI hereof.

SECTION 2.5 Standard of Performance; Limitation of Liability.

(a) The Services to be provided hereunder shall be performed with the same general degree of care, at the same general level and at the same general degree of accuracy and responsiveness, as when performed within the Halliburton organization prior to the date of this Agreement. It is understood and agreed that HESI and the members of the Halliburton Group are not professional providers of the types of services included in the Services and that Halliburton personnel performing Services have other responsibilities, and will not be dedicated full-time to performing Services.

(b) In the event HESI or any member of the Halliburton Group fails to provide, or cause to be provided, the Services in accordance herewith, the sole and exclusive remedy of KBR shall be to, at KBR’s sole discretion, within ninety (90) days from the date that HESI or such member of the Halliburton Group first fails to provide such Service either (i) have the Service reperformed, or (ii) not pay for such Service, or if payment has already been made, receive a refund of the payment made for such defective service; provided that in the event HESI defaults in the manner described in Section 7.1(ii) or (iii), KBR shall have the further rights set forth in Section 7.1.

(c) EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 2.5, NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, IMPLIED OR EXPRESSED, ARE MADE BY HESI OR ANY MEMBER OF THE HALLIBURTON GROUP WITH RESPECT TO THE SERVICES UNDER THIS AGREEMENT AND ALL SUCH REPRESENTATIONS OR WARRANTIES ARE HEREBY WAIVED AND DISCLAIMED. KBR HEREBY EXPRESSLY WAIVES ANY RIGHT KBR OR ANY MEMBER OF THE KBR GROUP MAY OTHERWISE HAVE FOR ANY LOSSES, TO ENFORCE SPECIFIC PERFORMANCE OR TO PURSUE ANY OTHER REMEDY AVAILABLE IN CONTRACT, AT LAW OR IN EQUITY IN THE EVENT OF ANY NON-PERFORMANCE, INADEQUATE PERFORMANCE, FAULTY PERFORMANCE OR OTHER FAILURE OR BREACH BY HESI OR ANY MEMBER OF THE HALLIBURTON GROUP UNDER OR RELATING TO THIS AGREEMENT, NOTWITHSTANDING THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT OR ACTIVE OR PASSIVE) OF HESI OR ANY MEMBER OF THE HALLIBURTON GROUP OR ANY THIRD PARTY SERVICE PROVIDER AND WHETHER DAMAGES ARE ASSERTED IN CONTRACT OR TORT, UNDER FEDERAL, STATE OR NON U.S. LAWS OR OTHER STATUTE OR OTHERWISE; PROVIDED, HOWEVER, THAT THE FOREGOING WAIVER SHALL NOT EXTEND TO COVER, AND HESI SHALL BE RESPONSIBLE FOR, SUCH LOSSES CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF HESI, ANY MEMBER OF THE HALLIBURTON GROUP OR ANY THIRD PARTY SERVICE PROVIDER HEREUNDER.

SECTION 2.6 Service Boundaries and Scope. Except as provided in a Schedule for a specific Service: (a) HESI shall be required to provide, or cause to be provided, the Services only at the locations such Services are being provided by any member of the Halliburton Group for any member of the KBR Group immediately prior to the IPO Closing Date; and (b) the Services shall be available only for purposes of conducting the business of the KBR Group substantially in the manner it was conducted immediately prior to the IPO Closing Date. Except as provided in a Schedule for a specific Service, in providing, or causing to be provided, the Services, HESI shall not be obligated to: (i) maintain the employment of any specific employee or hire additional employees; (ii) purchase, lease or license any additional equipment (including, without limitation, computer equipment, software, furniture, furnishings, fixtures, machinery, vehicles, tools and other tangible personal property) that it would not acquire in the ordinary course of business; (iii) make modifications to its existing systems; or (iv) pay any costs related to the transfer or conversion of data of any member of the KBR Group.

SECTION 2.7 Cooperation. HESI and KBR shall cooperate with one another and shall provide such further assistance as the other party may reasonably request in connection with the provision of Services hereunder.

SECTION 2.8 Transitional Nature of Services; Changes. The parties acknowledge the transitional nature of the Services and that HESI may make changes from time to time in the manner of performing the Services if Halliburton is making similar changes in performing similar services for members of its own Group and if HESI furnishes to KBR substantially the same notice Halliburton shall provide members of its own Group respecting such changes.

ARTICLE III

SERVICE CHARGES

SECTION 3.1 Compensation.

(a) General Principles Relating to Charges for Services. Subject to the specific terms of this Agreement, the Services will be charged and paid for on the same general basis as has been heretofore in effect, with the intent that such charges shall approximate the fully allocated direct and indirect costs of providing and discontinuing the Services, but without any element of profit. It is the further intent of the parties that the fully allocated direct and indirect costs incurred by Halliburton and its subsidiaries in providing Services under this Agreement will be charged on a basis that allocates such costs on a fair and nondiscriminatory basis. The parties shall use good faith efforts to discuss any situation in which the actual charge for a Service is expected significantly to exceed the estimated charge set forth on a Schedule for a particular Service; provided, however, that charges incurred in excess of any such estimate shall not justify ceasing the provision of, or payment for, Services under this Agreement.

(b) Service Fees. In consideration for the provision of a Service, each member of the KBR Group receiving Services shall pay to HESI or the member of the Halliburton Group providing such Services, as applicable, either (i) a mutually agreed fixed fee for such Service or (ii) a reimbursement for all reasonable, out-of-pocket cash costs that are incurred to provide such Service, including, as applicable, one-time set-up costs for Services. The Service fees in effect from the date hereof until December 31, 2006 are set forth on the attached Schedules. The Service fees to be charged for each succeeding calendar year shall be determined annually in connection with the KBR and Halliburton annual planning process or otherwise as the parties may agree. From time to time, the Service Coordinators may, in accordance with the general principles described in Section 3.1(a), agree in writing to update, modify or amend any Service fee set forth on a Schedule or agreed in connection with the annual planning process or otherwise by the parties. The Service Coordinators may agree on any such update, modification or amendment for any reason, including, but not limited to, error in the Schedule or incorrect estimates, rates, fees or prices in the underlying budget data from which the Service fee was derived.

SECTION 3.2 Performance under Ancillary Agreements. Notwithstanding anything to the contrary contained herein, KBR shall not be charged under this Agreement for any services that are specifically required to be performed under the Separation Agreement or any other Ancillary Agreement and any such other services shall be performed and charged for in accordance with the terms of the Separation Agreement or such other Ancillary Agreement.

ARTICLE IV

PAYMENT

SECTION 4.1 Payment.

(a) Prior to the Distribution and unless otherwise agreed by the mutual agreement of the Service Coordinators with respect to a particular Service, charges for Services shall be paid at the end of each month by intercompany account transfer, consistent with the parties’ standard intercompany account settlement prior to the date of this Agreement. On or before the end of each month, HESI shall deliver to the KBR Service Coordinator and such other persons as he may from time to time designate a memorandum setting forth in reasonable detail for the period covered: (i) the invoice amount for the Services rendered, (ii) the basis for the calculation of the costs, and (iii) such additional information as KBR may reasonably request (the “Fee Memorandum”). Adjustment credits or debits, if any, shall be shown on, and settled concurrently with, the Fee Memorandum next succeeding the Fee Memorandum for which the adjustment is made. Interest will accrue on any unpaid Fee Memorandum amounts at the rate of interest then in effect between HESI and KBR Holdings, LLC for outstanding intercompany account balances, until such amounts, together with all accrued and unpaid interest thereon, are paid in full.

(b) After a Distribution, if any, or upon such time as the parties agree to cease the settlement of amounts due hereunder through intercompany account settlement, HESI shall deliver to KBR, on or before the end of each month, addressed to the attention of the KBR Chief Accounting Officer or such other person as KBR may designate in writing, an invoice containing all the information contained in the Fee Memorandum (the “Invoice”). Absent manifest error in the calculations contained in an Invoice (if there is manifest error, KBR will correct such error and show such recalculation), KBR shall wire transfer to the account of HESI, within fifteen (15) days after the date of the Invoice, the invoiced amount in full in accordance with written wiring instructions previously provided by HESI. Adjustment credits or debits shall be shown on, and settled concurrently with, the Invoice next succeeding the Invoice for which the adjustment is made. Interest will accrue on any unpaid Invoice amounts at the rate of LIBOR plus 2.0%, until such amounts, together with all accrued and unpaid interest thereon, are paid in full.

(c) All timely payments under this Agreement shall be made without early payment discount. Any preexisting obligation to make payment for Services provided hereunder shall survive the termination of this Agreement.

SECTION 4.2 Payment Disputes. KBR may object to any amounts for any Service at any time before, at the time of or after payment is made, provided such objection is made in writing to HESI within ninety (90) days following the date of the disputed Fee Memorandum or Invoice, as applicable. KBR must timely pay the disputed items in full pending resolution of the dispute. Payment of any amount shall not constitute approval thereof. The Service Coordinators shall meet as expeditiously as possible to resolve any dispute. Any dispute that is not resolved by the Service Coordinators within forty-five (45) days shall be resolved in accordance with the dispute resolution and arbitration procedures set forth in Article VII of the Separation Agreement. Neither party (or any member of its respective Group) shall have a right of set-off against the other party (or any member of its respective Group) for billed amounts hereunder. Upon written request, HESI will provide to KBR reasonable detail and support documentation to permit KBR to verify the accuracy of a Fee Memorandum or Invoice, as applicable. Certain Services are subject to true-up as set forth in the attached Schedules. In addition, from time to time, the Service Coordinators, by mutual agreement, may conduct a true-up process to adjust other Service charges based on a reconciliation of budgeted usage and costs with the parties’ actual experience.

SECTION 4.3 Error Correction. HESI shall make adjustments to charges as required to reflect the discovery of errors or omissions in charges. Services under this Agreement and charges therefor shall be subject to audit in accordance with Section 4.5 hereof.

SECTION 4.4 Taxes. Any transfer taxes, excises, fees or other charges (including, without limitation, value added, sales, use, or receipts taxes, but not including a tax on or measured by the income, net or gross revenues, business activity, or capital of a member of the Halliburton Group), or any increase therein, now or hereafter imposed directly or indirectly by law upon any fees paid hereunder for Services, which a member of the Halliburton Group is required to pay or incur in connection with the provision of Services hereunder (“Tax”), shall be passed on to KBR as an explicit surcharge and shall be paid by KBR in addition to any Service fee payment, whether included in the applicable Service fee payment, or added retroactively. If KBR submits to HESI a timely and valid resale or other exemption certificate acceptable to HESI and sufficient to support the exemption from Tax, then such Tax will not be added to the Service fee payable pursuant to Article III; provided, however, if a member of the Halliburton Group is ever required to pay such Tax, KBR will promptly reimburse HESI for such Tax, including any interest, penalties, and attorney’s fees related thereto. The parties will cooperate to minimize the imposition of any Taxes.

SECTION 4.5 Records; Audits.

(a) HESI shall maintain true and correct records of all receipts, invoices, reports and such other documents relating to the Services rendered hereunder in accordance with its standard accounting practices and procedures, consistently applied. Without limiting the generality of the foregoing, HESI’s accounting records shall be maintained in sufficient detail to enable an auditor to verify the accuracy, completeness and appropriateness of the charges for the Services hereunder. HESI shall retain such accounting records and make them available to KBR’s auditors for a period of not less than six (6) years from the close of each fiscal year of Halliburton; provided, however, that HESI may, at its option, transfer such accounting records to KBR upon termination of this Agreement.

(b) Upon written request, KBR and its duly authorized representatives shall have access during customary business hours to the accounting records and other documents maintained by the Halliburton Group that relate to this Agreement and shall have the right to audit such records; provided, however, that the same period cannot be re-audited. Any dispute arising out of an audit that is not resolved by the mutual agreement of the Service Coordinators shall be resolved in accordance with the dispute resolution and arbitration procedures set forth in Article VII of the Separation Agreement.

ARTICLE V

TERM

SECTION 5.1 Term.

(a) General. KBR shall undertake to provide to itself and members of its Group, and to terminate as soon as reasonably practicable in accordance with Article VI, the Services provided to the KBR Group hereunder. Except as otherwise expressly agreed or unless sooner terminated, this Agreement shall continue in full force and effect between the parties for so long as any Service set forth in any Schedule hereto is being provided to KBR or members of the KBR Group and this Agreement shall terminate upon the cessation of all Services provided hereunder.

(b) Tier 1 Services. Notwithstanding the provisions of this Section 5.1, HESI shall provide each Tier 1 Service until December 31, 2006 (the “Tier 1 Deadline”), unless such Service is terminated prior to such date by KBR pursuant to Article VI or by mutual agreement of the parties.

(c) Tier 2 Services. Subject to Article VI, each Tier 2 Service shall be provided for the time period set forth in the applicable Schedule. The parties may agree to continue any Tier 2 Service for such longer period of time and upon such terms, conditions and compensation consistent with Section 3.1 hereof as they may agree from time to time.

ARTICLE VI

DISCONTINUATION OF SERVICES

SECTION 6.1 Discontinuation of Services. After the date hereof, KBR may, without cause and in accordance with the terms and conditions hereunder, request the discontinuation of one or more specific Services or all of the Services provided thereunder by giving HESI at least thirty (30) days prior written notice; provided, however, that (i) KBR shall be liable to HESI for all costs and expenses HESI or any member of the Halliburton Group remains obligated to pay in connection with, and attributable to, the provision of the discontinued Service or Services and (ii) HESI shall use reasonable best efforts to minimize all such costs and expenses. KBR may request partial discontinuation of a Service and HESI shall use reasonable best efforts to accommodate such request. In such case, by mutual agreement, the parties may agree to partial discontinuation of a Service and a corresponding reduction in consideration payable therefor pursuant to Article III. The parties shall cooperate as reasonably required to effectuate an orderly and systematic transfer to the KBR Group of all of the duties and obligations previously performed by HESI or a member of the Halliburton Group under this Agreement.

SECTION 6.2 Procedures Upon Discontinuation or Termination of Services. Upon the discontinuation or termination of a Service hereunder, this Agreement shall be of no further force and effect with respect to such Service, except as to obligations accrued prior to the date of discontinuation or termination; provided, however, that Article I, Article VIII and Article IX of this Agreement shall survive such discontinuation or termination. Each party and the applicable member(s) of its respective Group shall, within sixty (60) days after discontinuation or termination of a Service, to the extent reasonably practicable, deliver to the other party and the applicable member(s) of its respective Group all property in its possession, including but not limited to (i) originals of all books, records, contracts, receipts for deposits and all other papers or documents in its possession which pertain exclusively to the business of the other party and relate to such Service, and (ii) copies of books, records, contracts, receipts for deposits and all other papers or documents maintained by the other party and which pertain in part, to the business of the other party and relate to such Service; provided, that a party may retain archival copies of material provided to the other party pursuant to this Section 6.2.

ARTICLE VII

DEFAULT

SECTION 7.1 Termination for Default. In the event (i) of a failure of KBR to pay for Services in accordance with the terms of this Agreement, (ii) of a failure of HESI to perform, or cause to be performed, the Services in accordance with the terms of this Agreement which failure results or could reasonably result in a material adverse impact on the business, operations or financial results of the KBR Group taken as a whole, or (iii) any party shall default, in any material respect, in the due performance or observance by it of any of the other terms, covenants or agreements contained in this Agreement, then the non-defaulting party shall have the right, at its sole discretion, to immediately terminate this Agreement if the defaulting party has (A) failed to cure the default within thirty (30) days of receipt of the written notice of such default or, (B) if such default is not reasonably susceptible to cure within a 30-day period, failed to take action within thirty (30) days of receipt of the written notice of default reasonably designed to cure such default as soon as is reasonably practicable. KBR’s right to terminate this Agreement set forth in (ii) and (iii) above and the rights set forth in Section 2.5 shall constitute KBR’s sole and exclusive rights and remedies for a breach by HESI hereunder (including without limitation any breach caused by an Affiliate of Halliburton or other third party providing a Service hereunder).

ARTICLE VIII

INDEMNIFICATION

SECTION 8.1 Personal Injury. EACH PARTY (AS AN INDEMNIFYING PARTY) SHALL ASSUME ALL LIABILITY FOR AND SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD THE OTHER PARTY, ITS AFFILIATES AND THEIR RESPECTIVE EMPLOYEES, OFFICERS, DIRECTORS AND AGENTS (ALL AS INDEMNIFIED PARTIES) FREE AND HARMLESS FROM AND AGAINST ALL LOSSES IN CONNECTION HEREWITH IN RESPECT OF INJURY TO OR DEATH OR SICKNESS OF ANY EMPLOYEE, AGENT OR REPRESENTATIVE OF THE INDEMNIFYING PARTY, ITS AFFILIATES OR THEIR CONTRACTORS OR SUBCONTRACTORS OF ANY TIER, HOWSOEVER ARISING AND WHETHER OR NOT CAUSED BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT OR ACTIVE OR PASSIVE) OF THE INDEMNIFIED PARTIES, EXCEPT TO THE EXTENT SUCH LOSS IS CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF AN INDEMNIFIED PARTY.

SECTION 8.2 Property Damage. EACH PARTY (AS AN INDEMNIFYING PARTY) SHALL ASSUME ALL LIABILITY FOR AND SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD THE OTHER PARTY, ITS AFFILIATES AND THEIR RESPECTIVE EMPLOYEES, OFFICERS, DIRECTORS AND AGENTS (ALL AS INDEMNIFIED PARTIES) HARMLESS FROM AND AGAINST ALL LOSSES IN CONNECTION HEREWITH IN RESPECT OF LOSS OF OR DAMAGE TO SUCH INDEMNIFYING PARTY’S PROPERTY OR PROPERTY OF ITS AFFILIATES, THEIR CONTRACTORS OR SUBCONTRACTORS OF ANY TIER OR THEIR RESPECTIVE EMPLOYEES, AGENT OR REPRESENTATIVE, HOWSOEVER ARISING AND WHETHER OR NOT CAUSED BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT OR ACTIVE OR PASSIVE) OF THE INDEMNIFIED PARTIES, EXCEPT TO THE EXTENT SUCH LOSS IS CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF AN INDEMNIFIED PARTY.

SECTION 8.3 Waiver of Consequential Damages. Neither party shall be liable under this Agreement for any consequential, special, incidental, punitive or exemplary damages under any theory, arising out of activities or obligations under or related to this Agreement, regardless of the acts, omissions, negligence or fault of any person.

SECTION 8.4 Services Received. KBR hereby acknowledges and agrees that:

(a) the Services to be provided hereunder are subject to and limited by the provisions of Section 2.5 - Standard of Performance; Limitation of Liability, Section 7.1 - Termination for Default and the other provisions hereof, including without limitation, the limitation of remedies available to KBR which restricts available remedies resulting from a Service not provided in accordance with the terms hereof to either non-payment or reperformance of such defective Service and, in certain limited circumstances, the right to terminate this Agreement;

(b) the Services are being provided solely to facilitate the transition of KBR to a separate company as a result of the IPO, and Halliburton and its Affiliates do not provide any such Services to non-Affiliates;

(c) it is not the intent of HESI and the other members of the Halliburton Group to render, nor of KBR and the other members of the KBR Group to receive from HESI and the other members of the Halliburton Group, professional advice or opinions, whether with regard to tax, legal, treasury, finance, employment or other business and financial matters, or technical advice, whether with regard to information technology or other matters; KBR shall not rely on, or construe, any Service rendered by or on behalf of HESI as such professional advice or opinions or technical advice; and KBR shall seek all third party professional advice and opinions or technical advice as it may desire or need, and in any event KBR shall be responsible for and assume all risks associated with the Services, except to the limited extent set forth in Sections 2.5 and 7.1;

(d) with respect to any software or documentation within the Services, KBR shall use such software and documentation internally and for their intended purpose only, shall not distribute, publish, transfer, sublicense or in any manner make such software or documentation available to other organizations or persons, and shall not act as a service bureau or consultant in connection with such software; and

(e) a material inducement to HESI’s agreement to provide the Services is the limitation of liability set forth herein and the release and indemnity provided by KBR herein

ACCORDINGLY, EXCEPT WITH REGARD TO THE LIMITED REMEDIES EXPRESSLY SET FORTH HEREIN AND THE INDEMNITIES SET FORTH IN SECTION 8.1 AND SECTION 8.2 HEREOF, KBR SHALL ASSUME ALL LIABILITY FOR AND SHALL FURTHER RELEASE, DEFEND, INDEMNIFY AND HOLD HESI, ANY MEMBER OF THE HALLIBURTON GROUP AND THEIR RESPECTIVE EMPLOYEES, OFFICERS, DIRECTORS AND AGENTS (ALL AS INDEMNIFIED PARTIES) FREE AND HARMLESS FROM AND AGAINST ALL LOSSES RESULTING FROM, ARISING UNDER OR RELATED TO THE SERVICES, HOWSOEVER ARISING AND WHETHER OR NOT CAUSED BY THE NEGLIGENCE OF HESI, ANY MEMBER OF THE HALLIBURTON GROUP OR ANY THIRD PARTY SERVICE PROVIDER, OTHER THAN THOSE LOSSES CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF HESI, ANY MEMBER OF THE HALLIBURTON GROUP OR ANY THIRD PARTY SERVICE PROVIDER.

ARTICLE IX

CONFIDENTIALITY

SECTION 9.1 Confidentiality. KBR and HESI each acknowledge and agree that the terms of Section 8.11 - Confidentiality of the Separation Agreement shall apply to information, documents, plans and other data made available or disclosed by one party to the other in connection with this Agreement.

ARTICLE X

FORCE MAJEURE

SECTION 10.1 Performance Excused. Continued performance of a Service may be suspended immediately to the extent caused by any event or condition beyond the reasonable control of the party suspending such performance including acts of God, fire, labor or trade disturbance, war, terrorism, civil commotion, compliance in good faith with any Law, unavailability of materials, unusually bad weather or other event or condition whether similar or dissimilar to the foregoing (a “Force Majeure Event”).

SECTION 10.2 Notice. The party claiming suspension due to a Force Majeure Event will give prompt notice to the other of the occurrence of the Force Majeure Event giving rise to the suspension and of its nature and anticipated duration.

SECTION 10.3 Cooperation. Upon the occurrence of a Force Majeure Event, the parties shall cooperate with each other to find alternative means and methods for the provision of the suspended Service.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1 Construction Rules. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. As used in this Agreement, unless otherwise provided to the contrary, (i) all references to days or months shall be deemed references to calendar days or months and (ii) any reference to a “Section,” “Article,” “Exhibit” or “Schedule” shall be deemed to refer to a section or article of this Agreement or an exhibit or schedule to this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.

SECTION 11.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon (i) a transmitter’s confirmation of a receipt of a facsimile transmission, (ii) confirmed delivery of a standard overnight courier or when delivered by hand or (iii) the expiration of five business days after the date mailed by certified or registered mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):

If to HESI, to:

Halliburton Energy Services, Inc.

Attention: Mark McCollum

10200 Bellaire Blvd

Houston, Texas 77072-5206

Facsimile: (281) 575-5589

If to KBR, to:

KBR, Inc.

Attention: Chief Accounting Officer and General Counsel

601 Jefferson Street, Suite 3400

Houston, Texas 77002

Facsimile: (713) 753-5200

SECTION 11.3 Assignment, Binding Effect. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned or delegated by KBR or HESI (whether by operation of law or otherwise) without the prior written consent of the other party; provided however that the foregoing shall in no way restrict the performance of a Service by an Affiliate of Halliburton or a third party as otherwise allowed hereunder.

SECTION 11.4 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than KBR, members of the KBR Group, HESI and any member of the Halliburton Group providing Services hereunder or their respective successors or permitted assigns) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and no Person (except as so specified) shall be deemed a third-party beneficiary under or by reason of this Agreement.

SECTION 11.5 Amendment. No amendments, additions to, alterations, modifications or waivers of all or any part of this Agreement shall be of any effect, whether by course of dealing or otherwise, unless explicitly set forth in writing and executed by both parties hereto. If the provisions of this Agreement and the provisions of any purchase order or order acknowledgment written in connection with this Agreement conflict, the provisions of this Agreement shall prevail.

SECTION 11.6 Waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. The failure of any party to require performance of any provision of this Agreement shall not affect any parties right to full performance thereof at any time thereafter. Unless otherwise specified herein, the rights and remedies provided in this Agreement are cumulative and the exercise of any one right or remedy by any party shall not preclude or waive its right to exercise any or all other rights or remedies.

SECTION 11.7 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of KBR and HESI that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving the original intent and economic balance of the parties as reflected in the severed provision or, if such modification is not possible, by substituting therefor another provision that is legal and enforceable and that achieves the same economic objective.

SECTION 11.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement binding on KBR and HESI.

SECTION 11.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflicts of law principles thereof except to the extent that, pursuant to the applicable Laws of the location in which any Service is performed, the local laws of such location are mandatorily applicable thereto, in which case, and to such extent, the laws of such location shall apply.

SECTION 11.10 Arbitration. All disputes and controversies which may arise out of or in connection with this Agreement and are not resolved through good faith negotiation shall be settled by binding arbitration in accordance with the provisions of Article VII of the Separation Agreement.

SECTION 11.11 Relationship of Parties. This Agreement does not create a fiduciary relationship, partnership, joint venture or relationship of trust or agency between the parties.

SECTION 11.12 Further Assurances. From time to time, each party agrees to execute and deliver such additional documents, and will provide such additional information and assistance as any party may reasonably require to carry out the terms of this Agreement.

SECTION 11.13 Regulations. All employees of HESI and the members of the Halliburton Group shall, when on the property of KBR, conform to the rules and regulations of KBR concerning safety, health and security which are made known to such employees in advance in writing.

SECTION 11.14 Survival. The parties agree that Articles I, VIII and IX will survive the termination of this Agreement and that any such termination shall not affect any obligation for the payment of Services rendered prior to termination.

SECTION 11.15 English Language Governs. This Agreement is entered into in the English language. In the event of any dispute concerning the construction or meaning of this Agreement, reference shall be made only to the Agreement as written in English, and not to any translation into any other language.

SECTION 11.16 Conflicting Agreements; Entire Agreement. This Agreement and the exhibits and schedules referenced or attached hereto constitute the entire agreement of the parties with respect to the transition services to be provided by HESI in connection with the separation of KBR and Halliburton, and supersedes all prior written and oral agreements and all contemporaneous oral agreements and understandings between the parties with respect to such services. In the event of any conflict between the provisions of this Agreement and the Master

Separation Agreement or any Ancillary Agreement, the provisions of this Agreement shall control.

SECTION 11.17 Software License. Concurrent with the execution and delivery of this Agreement, the parties shall enter into the License Agreement attached as Exhibit A hereto related to certain software applications. The License Agreement may be amended from time to time by mutual agreement of the parties as other proprietary Halliburton Group software applications currently used by KBR are identified.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of this 20th day of November, 2006.

HALLIBURTON ENERGY SERVICES, INC.

By:	/s/ C. Christopher Gaut
Name:	C. Christopher Gaut
Title:	Executive Vice President and Chief Financial Officer

KBR, INC.

By:	/s/ William P. Utt
Name:	William P. Utt
Title:	President & CEO